Exhibit 3.1

CERTIFICATE OF DESIGNATIONS,

PREFERENCES, RIGHTS AND LIMITATIONS

OF

6.50% SERIES A CONVERTIBLE PERPETUAL PREFERRED STOCK

OF

MRC GLOBAL INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

MRC GLOBAL INC., a Delaware corporation (the “Company”), certifies that pursuant to the authority contained in Section 4.2 of its Amended and Restated Certificate of Incorporation, as amended (the “Amended and Restated Certificate of Incorporation”), and in accordance with the provisions of Section 141 and Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Company has adopted the following resolution on May 13, 2015, creating a series of preferred stock, par value $0.01 per share, of the Company designated as 6.50% Series A Convertible Perpetual Preferred Stock, which resolution remains in full force and effect on the date hereof:

RESOLVED, that a series of preferred stock, par value $0.01 per share, of the Company be, and hereby is, created, and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof are as follows:

1. Designation and Amount; Ranking.

(a) There shall be created from the 100,000,000 shares of preferred stock, par value $0.01 per share, of the Company authorized to be issued pursuant to the Amended and Restated Certificate of Incorporation, a series of preferred stock, designated as “6.50% Series A Convertible Perpetual Preferred Stock” par value $0.01 per share (the “Preferred Stock”), and the authorized number of shares of Preferred Stock shall be 363,000 Shares of Preferred Stock that are purchased or otherwise acquired by the Company, or that are converted into shares of Common Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock.

(b) The Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Company, ranks: (i) senior to all Junior Stock; (ii) on a parity with all Parity Stock; and (iii) junior to all Senior Stock, in each case as provided more fully herein.

2. Definitions. As used herein, the following terms shall have the following meanings:

(a) “Accumulated Dividends” shall mean, with respect to any share of Preferred Stock, as of any date, the aggregate accumulated and unpaid dividends on such share from the Issue Date until such date. There shall be no Accumulated Dividends with respect to any share of Preferred Stock prior to the Issue Date.

(b) “Additional Conversion Amount” shall have the meaning specified in Section 11.

(c) “Affiliate” shall have the meaning ascribed to it, on the date hereof, under Rule 144 of the Securities Act.

(d) “Amended and Restated Certificate of Incorporation” shall have the meaning specified in the first paragraph of this Certificate of Designations.

(e) “Board of Directors” shall mean the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

(f) “Business Day” shall mean any day other than a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

(g) “Capital Stock” shall mean, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity (excluding, for the avoidance of doubt, any convertible or exchangeable debt securities, which, prior to conversion or exchange rank senior in right of payment to the Preferred Stock).

(h) “close of business” shall mean 5:00 p.m. (New York City time).

(i) “Closing Sale Price” of the Common Stock on any date shall mean the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal United States national or regional securities exchange on which the Common Stock is traded or, if the Common Stock is not listed for trading on a United States national or regional securities exchange on the relevant date, the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date, as reported by OTC Markets Group Inc. or a similar organization. In the absence of such a quotation, the Closing Sale Price shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

(j) “Common Stock” shall mean the common stock, par value $0.01 per share, of the Company, subject to Section 9(g).

(k) “Common Equity” of any Person shall mean Capital Stock of such Person that is generally entitled (i) to vote in the election of directors of such Person or (ii) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

(l) “Company” shall have the meaning specified in the first paragraph of this Certificate of Designations.

(m) “Conversion Date” shall have the meaning specified in Section 9(b).

(n) “Conversion Price” shall mean, at any time, $1,000 divided by the Conversion Rate in effect at such time.

(o) “Conversion Rate” shall mean, initially, 55.9284 fully paid and nonassessable shares of Common Stock per share of Preferred Stock, subject to adjustment as provided in Section 9.

(p) “Daily VWAP” for any Trading Day shall mean the per share volume-weighted average prices of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “MRC <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable on any such Trading Day, the Closing Sale Price shall be used for such Trading Day). The per share volume-weighted average price on such Trading Day shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

(q) “DGCL” shall have the meaning specified in the first paragraph of this Certificate of Designations.

(r) “Distributed Property” shall have the meaning specified in Section 9(d)(iii).

(s) “Dividend Payment Date” shall mean February 15, May 15, August 15 and November 15 of each year, commencing on August 15, 2015.

(t) “Dividend Period” shall mean the period from, and including, each Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date, except for the initial “Dividend Period,” which shall be the period from, and including, the Issue Date to, but excluding, August 15, 2015.

(u) “Dividend Rate” shall mean the rate per annum of 6.50% per share of Preferred Stock on the Liquidation Preference.

(v) “Dividend Record Date” shall mean, with respect to any Dividend Payment Date, the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding such Dividend Payment Date.

(w) “DTC” or “Depository” shall mean The Depository Trust Company, or any successor depository.

(x) “Effective Date” shall mean the date on which a Fundamental Change event occurs or becomes effective, except that, as used in Section 9(d), Effective Date shall mean the first date on which the shares of the Common Stock trade on the applicable exchange or market, regular way, reflecting the relevant share split or share combination, as applicable.

(y) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(z) “Ex-Date,” when used with respect to any issuance, dividend or distribution on the Common Stock, shall mean the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution from the Company or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

(aa) “Fundamental Change” shall be deemed to have occurred at any time after the Preferred Stock is originally issued if any of the following occurs:

(i) Except as described in clause (ii) below, the acquisition, directly or indirectly, by a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Investor, the Company, the Company’s Wholly Owned Subsidiaries and the employee benefit plans of the Company and its Wholly Owned Subsidiaries, of the “beneficial ownership,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the voting power in the aggregate of all classes of the Company’s Common Equity;

(ii) the consummation of:

(A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets;

(B) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or assets; or

(C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one of the Company’s Wholly Owned Subsidiaries;

provided, however, that any transaction described in clause (B) in which the holders of all classes of the Company’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (ii);

(iii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(iv) the Common Stock (or other common stock underlying the Preferred Stock) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors);

provided, however, that:

(x) a transaction or transactions described in clause (ii) above shall not constitute a Fundamental Change, if at least 90% of the consideration received or to be received by the common stockholders of the Company, excluding cash payments for fractional shares, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Preferred Stock becomes convertible into such consideration pursuant to the terms hereof, excluding cash payments for fractional shares; and

(y) a transaction or transactions described in clause (i) above shall not constitute Fundamental Change, if the Holders of the Preferred Stock transfer to any transferee shares Preferred Stock that would (absent this clause (y)) cause a Fundamental Change to occur pursuant to clause (i) above and the Holders of the Preferred Stock know or have good reason to know that the consummation of such transfer to such transferee would cause a Fundamental Change to occur.

If any transaction in which the Common Stock is replaced by the securities of another entity occurs, following completion of any related Fundamental Change Period (or, in the case of a transaction that would have been a Fundamental Change but for the proviso immediately following clause (iv) above, following the effective date of such transaction) references to the Company in this definition shall instead be references to such other entity.

(bb) “Fundamental Change Company Notice” shall have the meaning specified in Section 5(c).

(cc) “Fundamental Change Period” shall mean the period beginning at the open of business on the Effective Date of a Fundamental Change and ending at the close of business on the related Fundamental Change Repurchase Date.

(dd) “Fundamental Change Repurchase Date” shall have the meaning specified in Section 5(a).

(ee) “Fundamental Change Repurchase Notice” shall have the meaning specified in Section 5(b).

(ff) “Fundamental Change Repurchase Price” shall have the meaning specified in Section 5(a).

(gg) “Global Preferred Stock” shall have the meaning specified in Section 13(a)(i).

(hh) “Guarantor” shall have the meaning specified in Section 7(c)(iii).

(ii) “Holder” or “holder” shall mean a holder of record of the Preferred Stock.

(jj) “Investment Percentage” shall have the meaning ascribed to it in the Shareholders’ Agreement.

(kk) “Investment Percentage Threshold Director” shall have the meaning specified in Section 7(a).

(ll) “Investor” shall mean Mario Investments LLC, a Delaware limited liability company.

(mm) “Investor Parties” shall have the meaning ascribed to it in the Shareholders’ Agreement.

(nn) “Issue Date” shall mean June 10, 2015, the original date of issuance of the Preferred Stock.

(oo) “Junior Stock” shall mean the Common Stock, all classes of the Company’s common stock and each other class of Capital Stock or series of preferred stock established after the Issue Date the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

(pp) “Liquidation Preference” shall mean:

(i) for all purposes other than a liquidation or winding-up of the Company, $1,000 per share of Preferred Stock; and

(ii) in the case of a liquidation or winding-up of the Company, the greater of (A) $1,000 per share of Preferred Stock and (B) the amount per share of Preferred Stock that would be received by a holder of a number of shares of Common Stock equal to the Conversion Rate in such liquidation or winding-up if all of the shares of Preferred Stock then outstanding were converted into Common Stock immediately prior to such liquidation or winding-up.

(qq) “Mandatory Conversion Date” shall have the meaning specified in Section 10(b).

(rr) “Nonpayment” shall have the meaning specified in Section 7(b).

(ss) “Nonpayment Director” shall have the meaning specified in Section 7(b).

(tt) “Nonpayment Remedy” shall have the meaning specified in Section 7(b).

(uu) “Officer” shall mean the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company.

(vv) “Officers’ Certificate” shall mean a certificate signed by two Officers.

(ww) “open of business” shall mean 9:00 a.m. (New York City time).

(xx) “Optional Redemption” shall have the meaning specified in Section 4(a).

(yy) “Parity Stock” shall mean any class of Capital Stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

(zz) “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

(aaa) “Preferred Stock” shall have the meaning specified in Section 1(a).

(bbb) “Preferred Stock Directors” shall have the meaning specified in Section 7(b).

(ccc) “Protective Payment Obligations” shall have the meaning specified in Section 5(i).

(ddd) “Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors, statute, contract or otherwise).

(eee) “Redemption Date” shall have the meaning specified in Section 4(b).

(fff) “Redemption Notice” shall have the meaning specified in Section 4(b).

(ggg) “Redemption Price” shall mean an amount in cash per share of Preferred Stock equal to (1) in respect of any Optional Redemption for which the related Redemption Date occurs prior to the date that is seven years following the Issue Date, 105% of the Liquidation Preference, plus Accumulated Dividends to, but excluding, such Redemption Date and (2) in respect of any Optional Redemption for which the related Redemption Date occurs on or after the date that is seven years following the Issue Date, 100% of the Liquidation Preference, plus Accumulated Dividends to, but excluding, such Redemption Date.

(hhh) “Reference Property” shall have the meaning specified in Section 9(g).

(iii) “Reorganization Event” shall have the meaning specified in Section 9(g).

(jjj) “Rule 144” shall mean Rule 144 as promulgated under the Securities Act.

(kkk) “Scheduled Trading Day” shall mean a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day

(lll) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(mmm) “Senior Stock” shall mean any class of the Company’s Capital Stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

(nnn) “Shareholders’ Agreement” shall mean the Shareholders’ Agreement dated as of June 10, 2015 by and between the Company and the Investor, as amended, modified or supplemented from time to time.

(ooo) “Spin-Off” shall have the meaning specified in Section 9(d)(iii).

(ppp) “Subsidiary” shall mean, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

(qqq) “Trading Day” shall mean a day during which trading in the Common Stock generally occurs on The New York Stock Exchange or, if the Common Stock is not listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading. If the Common Stock is not so listed or traded, “Trading Day” shall mean a Business Day.

(rrr) “Transfer Agent” shall mean Computershare, Inc., acting as the Company’s duly appointed transfer agent, registrar, conversion agent and dividend disbursing agent for the Preferred Stock. The Company may, in its sole discretion, remove the Transfer Agent with 10 days’ prior notice to the Transfer Agent and Holders; provided that the Company shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.

(sss) “Voting Preferred Stock” shall have the meaning specified in Section 7(b).

(ttt) “Wholly Owned Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person, except that, solely for purposes of this definition, the reference to “50%” in the definition of “Subsidiary” shall be deemed replaced by a reference to “100%”.

3. Dividends.

(a) Holders of shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available for payment, cumulative dividends in cash at the Dividend Rate. To the extent that the Company is legally permitted to pay dividends, the Company’s Board of Directors shall declare and the Company shall pay dividends in cash on each Dividend Payment Date.

Dividends on the Preferred Stock shall be payable quarterly in arrears at the Dividend Rate, and shall accumulate, whether or not earned or declared, from the most recent date to which dividends have been paid, or, if no dividends have been paid, from the Issue Date (whether or not in any Dividend Period or Periods any agreements of the Company prohibit the current payment of dividends, there shall be funds of the Company legally available for the payment of such dividends or the Company declares the payment of dividends), and shall be paid in cash. Dividends shall be payable in arrears on each Dividend Payment Date (commencing on

August 15, 2015) to the holders of record of Preferred Stock as they appear on the Company’s stock register at the close of business on the relevant Dividend Record Date. Accumulations of dividends on shares of Preferred Stock for any past Dividend Periods may be declared and paid at any time to holders of record of Preferred Stock not more than 30 nor less than 10 calendar days immediately preceding any Dividend Payment Date and shall not bear interest.

The Company shall provide not less than 20 Scheduled Trading Days’ notice prior to any such Dividend Payment Date. Dividends payable for any period less than a full quarterly Dividend Period (based upon the number of days elapsed during the period) shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b) No dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods have been declared and paid, or declared and a sufficient sum has been set apart for the payment of such dividend, upon all outstanding shares of Preferred Stock.

(c) No dividends or other distributions (other than a dividend or distribution payable solely in shares of Junior Stock and cash in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by the Company or on behalf of the Company (except by:

(i) conversion into or exchange for shares of Junior Stock and cash solely in lieu of fractional shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and

(ii) payments in connection with the satisfaction of employees’ tax withholding obligations pursuant to employee benefit plans or outstanding awards (and payment of any corresponding requisite amounts to the appropriate governmental authority)), unless all Accumulated Dividends shall have been or contemporaneously are declared and paid, or are declared and a sum sufficient for the payment thereof is set apart for such payment, on the Preferred Stock and any Parity Stock for all dividend payment periods ending on or prior to the date of such declaration, payment, redemption, purchase or acquisition.

Notwithstanding the foregoing, if full dividends have not been paid on the Preferred Stock and any Parity Stock, dividends may be declared and paid on the Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Preferred Stock and such Parity Stock bear to each other at the time of declaration.

(d) Holders of shares of Preferred Stock shall not be entitled to any dividend in excess of full cumulative dividends.

(e) If any Dividend Payment Date falls on a day that is not a Business Day, the required payment will be on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate as the case may be, in respect of the delay.

(f) The Holders of shares of Preferred Stock at the close of business on a Dividend Record Date shall be entitled to receive the dividend payment on those shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares in accordance with Section 9 following such Dividend Record Date or the Company’s default in payment of the dividend due on such Dividend Payment Date. Except as provided in Sections 9, 10 and 11, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares of Preferred Stock or for dividends on the shares of Common Stock issued upon conversion.

4. Optional Redemption.

(a) No sinking fund is provided for the Preferred Stock. The Preferred Stock shall not be redeemable by the Company prior to the date that is five years following the Issue Date. On or after the date that is five years following the Issue Date, the Company may redeem (an “Optional Redemption”) for cash all, but not less than all, of the Preferred Stock, at the Redemption Price in accordance with this Section 4.

(b) In case the Company exercises its Optional Redemption right to redeem all of the Preferred Stock pursuant to Section 4(a), it shall fix a date for redemption (each, a “Redemption Date”) and it or, at its written request received by the Transfer Agent not less than 55 calendar days prior to the Redemption Date (or such shorter period of time as may be acceptable to the Transfer Agent), the Transfer Agent, in the name of and at the expense of the Company, shall mail or cause to be mailed a notice of such Optional Redemption (a “Redemption Notice”) not less than 30 days prior to the Redemption Date to each Holder of Preferred Stock at its last address as the same appears on the Company’s stock register; provided, however, that, if the Company shall give such notice, it shall also give written notice of the Redemption Date to the Transfer Agent. The Redemption Date must be a Business Day.

(c) The Redemption Notice, if mailed in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, failure to give such Redemption Notice by mail or any defect in the Redemption Notice to the Holder of any share of Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other share of Preferred Stock.

(d) Each Redemption Notice shall specify:

(i) the Redemption Date;

(ii) the Redemption Price;

(iii) that on the Redemption Date, the Redemption Price will become due and payable upon each share of Preferred Stock, and that any dividends thereon shall cease to accumulate on and after the Redemption Date;

(iv) the place or places where such shares of Preferred Stock are to be surrendered for payment of the Redemption Price;

(v) that Holders may surrender their shares of Preferred Stock for conversion at any time prior to the close of business on the Business Day immediately preceding the Redemption Date;

(vi) the procedures a converting Holder must follow to convert its Preferred Stock;

(vii) the Conversion Rate; and

(viii) the CUSIP, ISIN or other similar numbers, if any, assigned to such Preferred Stock.

A Redemption Notice shall be irrevocable.

(e) If any Redemption Notice has been given in respect of the Preferred Stock in accordance with Section 4(b), Holders of the Preferred Stock shall surrender any shares of Preferred Stock that have not been converted prior to the related Redemption Date to the Company on the Redemption Date at the place or places stated in the Redemption Notice. Prior to the open of business on the Redemption Date, the Company shall deposit with the Transfer Agent an amount of cash (in immediately available funds if deposited on the Redemption Date), sufficient to pay the Redemption Price of all of the shares of Preferred Stock to be redeemed on such Redemption Date.

On the later of the Redemption Date and the date of presentation and surrender by the relevant Holder of the Preferred Stock at the place or places stated in the Redemption Notice, the Company shall pay the Redemption Price to such Holder of the Preferred Stock by mailing checks for the amount payable to the Holders of such shares of Preferred Stock entitled thereto as they shall appear in the share register of the Company; provided, however, that payments to the Depository shall be made by wire transfer of immediately available funds to the account of the Depository or its nominee. The Transfer Agent shall, promptly after such payment and upon written demand by the Company, return to the Company any funds in excess of the Redemption Price.

(f) From and after the Redemption Date (unless the Company shall default in providing for the payment of the Redemption Price), dividends will cease to accrue on the Preferred Stock, the Preferred Stock shall no longer be deemed outstanding and all rights of the Holders of the Preferred Stock will terminate, except the right to receive the Redemption Price payable upon redemption.

(g) The Company shall not be entitled to exercise its right to make an Optional Redemption unless the Redemption Price is paid solely in cash on the Redemption Date, including with respect to any Accumulated Dividends as of the Redemption Date.

5. Repurchase Upon a Fundamental Change.

(a) If a Fundamental Change occurs at any time, each Holder shall have the right, at such Holder’s option, to require the Company to repurchase for cash all of such Holder’s shares of Preferred Stock, or any portion thereof, on the date (the “Fundamental Change Repurchase Date”) specified by the Company that is not less than 5 Scheduled Trading Days nor more than 10 Scheduled Trading Days following the date of the Fundamental Change Company Notice at a repurchase price equal to 100% of the Liquidation Preference thereof, plus Accumulated Dividends thereon to, but excluding, such Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”), unless the Fundamental Change Repurchase Date falls after a Dividend Record Date but on or prior to the Dividend Payment Date to which such Dividend Record Date relates, in which case the Company shall instead pay the full amount of Accumulated Dividends to Holders of record as of such Dividend Record Date, and the Fundamental Change Repurchase Price shall be equal to 100% of the Liquidation Preference of the Preferred Stock to be repurchased pursuant to this Section 5.

(b) Repurchases of Preferred Stock under this Section 5 shall be made, at the option of the Holder thereof, upon:

(i) delivery to the Transfer Agent by a Holder of a duly completed notice (the “Fundamental Change Repurchase Notice”) in the form set forth in Exhibit C hereto, if the Preferred Stock is represented by Certificated Preferred Stock, or in compliance with the Depository’s procedures for surrendering interests in Preferred Stock, if the Preferred Stock is represented by Global Preferred Stock, in each case on or before the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date; and

(ii) delivery of the Preferred Stock, if the Preferred Stock is represented by Certificated Preferred Stock, to the Transfer Agent at any time after delivery of the Fundamental Change Repurchase Notice (together with all necessary endorsements for transfer) at the office of the Transfer Agent, or book-entry transfer of the Preferred Stock, if the Preferred Stock is represented by Global Preferred Stock, in compliance with the procedures of the Depository, in each case such delivery being a condition to receipt by the Holder of the Fundamental Change Repurchase Price therefor.

The Fundamental Change Repurchase Notice in respect of any Preferred Stock to be repurchased shall state:

(i) in the case of Preferred Stock represented by Certificated Preferred Stock, the certificate numbers of the Preferred Stock to be delivered for repurchase;

(ii) the number of shares of Preferred Stock to be repurchased; and

(iii) that the shares of Preferred Stock are to be repurchased by the Company pursuant to the applicable provisions hereof;

provided, however, that if the Preferred Stock are represented by Global Preferred Stock, the Fundamental Change Repurchase Notice must comply with appropriate Depository procedures.

Notwithstanding anything herein to the contrary, any Holder delivering to the Transfer Agent the Fundamental Change Repurchase Notice contemplated by this Section 5(b) shall have the right to withdraw, in whole or in part, such Fundamental Change Repurchase Notice at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date by delivery of a written notice of withdrawal to the Transfer Agent in accordance with Section 5(d).

The Transfer Agent shall promptly notify the Company of the receipt by it of any Fundamental Change Repurchase Notice or written notice of withdrawal thereof.

(c) The Company must give notice (a “Fundamental Change Company Notice”) of each Fundamental Change and of the repurchase right at the option of the Holders arising as a result thereof to all Holders of the Preferred Stock no later than two Business Days following the Effective Date of the Fundamental Change. In the case of Preferred Stock represented by Certificated Preferred Stock, such notice shall be by first class mail or, in the case of Preferred Stock represented by Global Preferred Stock, such notice shall be delivered in accordance with the applicable procedures of the Depository. Simultaneously with providing such notice, the Company shall publish such information on the Company’s website or through such other public medium as the Company may use at that time. Each Fundamental Change Company Notice shall specify:

(i) the events causing the Fundamental Change;

(ii) the date of the Fundamental Change;

(iii) the last date on which a Holder may exercise the repurchase right pursuant to this Section 5;

(iv) the Fundamental Change Repurchase Price;

(v) the Fundamental Change Repurchase Date;

(vi) the name and address of the Transfer Agent and the conversion agent, if applicable;

(vii) if applicable, the Conversion Rate and any adjustments to the Conversion Rate;

(viii) that the shares of Preferred Stock with respect to which a Fundamental Change Repurchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Fundamental Change Repurchase Notice in accordance with the terms hereof (unless the Company defaults in the payment of the Fundamental Change Repurchase Price); and

(ix) the procedures that Holders must follow to require the Company to repurchase their Preferred Stock.

No failure of the Company to give the foregoing notices and no defect therein shall limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Preferred Stock pursuant to this Section 5(c).

At the Company’s request, the Transfer Agent shall give such notice in the Company’s name and at the Company’s expense; provided, however, that, in all cases, the text of such Fundamental Change Company Notice shall be prepared by the Company.

(d) A Fundamental Change Repurchase Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the office of the Transfer Agent in accordance with this Section 5(d) at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date, specifying:

(i) the number of shares of Preferred Stock with respect to which such notice of withdrawal is being submitted,

(ii) if Certificated Preferred Stock has been issued, the certificate number(s) of the shares of Preferred Stock in respect of which such notice of withdrawal is being submitted, and

(iii) the number of shares of Preferred Stock represented by such Certificated Preferred Stock that remains subject to the original Fundamental Change Repurchase Notice;

provided, however, that if the Preferred Stock is represented by Global Preferred Stock, the notice must comply with appropriate procedures of the Depository.

(e) The Company will deposit with the Transfer Agent (or other paying agent appointed by the Company) prior to the open of business on the Fundamental Change Repurchase Date (in immediately available funds if deposited on the Fundamental Change Repurchase Date) an amount of money sufficient to repurchase all of the shares of Preferred Stock to be repurchased at the appropriate Fundamental Change Repurchase Price. Subject to receipt of funds and/or shares of Preferred Stock by the Transfer Agent (or such paying agent), payment for shares of Preferred Stock surrendered for repurchase (and not withdrawn prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date) will be made on the later of:

(i) the Fundamental Change Repurchase Date (provided the Holder has satisfied the conditions in Section 5(b)); and

(ii) the time of book-entry transfer or the delivery of such Preferred Stock to the Transfer Agent by the Holder thereof in the manner required by Section 5(b) by mailing checks for the amount payable to the Holders of such shares of Preferred Stock entitled thereto as they shall appear in the share register of the Company;

provided, however, that payments to the Depository shall be made by wire transfer of immediately available funds to the account of the Depository or its nominee. The Transfer Agent shall, promptly after such payment and upon written demand by the Company, return to the Company any funds in excess of the Fundamental Change Repurchase Price.

(f) If by the open of business on the Fundamental Change Repurchase Date, the Transfer Agent (or other paying agent appointed by the Company) holds money sufficient to make payment on all the shares of Preferred Stock that are to be repurchased on such Fundamental Change Repurchase Date, then, with respect to the shares of Preferred Stock that have been properly surrendered for repurchase and have not been validly withdrawn, such shares will cease to be outstanding, dividends will cease to accumulate on such shares (whether or not book-entry transfer of such shares has been made or the shares have been delivered to the Transfer Agent) and all other rights of the Holders of such shares of Preferred Stock will terminate (other than the right to receive the Fundamental Change Repurchase Price and, if applicable, Accumulated Dividends).

(g) Upon surrender of shares of Preferred Stock represented by Certificated Preferred Stock to be repurchased in part pursuant to this Section 5, the Company shall execute and the Transfer Agent shall authenticate and deliver to the Holder new certificate(s) representing such Preferred Stock in an authorized denomination equal in number to the unrepurchased number of shares so surrendered.

(h) In connection with any repurchase offer, the Company will, if required:

(i) comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act;

(ii) file a Schedule TO or any other required schedule under the Exchange Act; and

(iii) otherwise comply with all federal and state securities laws in connection with any offer by the Company to repurchase the Preferred Stock;

in each case, so as to permit the rights and obligations under this Section 5 to be exercised in the time and in the manner specified in this Section 5.

(i) In connection with any Fundamental Change, the Company shall take all actions to permit the repurchase of the Preferred Stock on the Fundamental Change Repurchase Date that it reasonably believes (upon the advice of outside counsel) is required or permitted under Delaware law to permit any repurchase of the Preferred Stock, including through the revaluation of the Company’s assets to the highest amount permitted by law, and take all actions permitted under Delaware law to make funds available (including borrowing funds on prevailing market terms, selling assets on prevailing market terms and seeking to obtain any and all required governmental or other approvals) for such repurchase to be made in full when due. The Company shall not take any action that materially impairs the Company’s ability to pay the Fundamental Change Repurchase Price when due, including by investing available funds in illiquid assets, except for its normal business assets (the covenants described in this Section 5(i), the “Protective Payment Obligations”).

If, notwithstanding such actions, the Company does not have legally available funds sufficient to pay the Fundamental Change Repurchase Price in cash, the Company will, as soon as the Company is legally able to do so, pay such unpaid amount in cash, and the shares of Preferred Stock in respect of which the Fundamental Change Repurchase Price remains unpaid, determined as if any amounts paid in respect of the Fundamental Change Repurchase Price on all shares of Preferred Stock subject to repurchase from the relevant Holder were first applied to reduce any Accumulated Dividends thereon and then to reduce the Liquidation Preference thereof, shall continue to be deemed outstanding, and all of the rights (including, without limitation, the right to accumulate dividends at the then applicable Dividend Rate and the right to convert the Preferred Stock notwithstanding the earlier delivery by such Holder of a Fundamental Change Repurchase Notice), preferences, privileges and voting powers of such shares of Preferred Stock shall continue to inure to the Holder thereof as if such shares of Preferred Stock had not been subject to the Fundamental Change repurchase.

The Company shall continue to comply with the Protective Payment Obligations until the entire amount of the Fundamental Change Repurchase Price is paid in full.

6. [Reserved.]

7. Voting. The shares of Preferred Stock shall be entitled to vote, on an as-converted basis, with holders of the Common Stock on all matters submitted to a vote of the common stockholders, except where a separate class vote of the common stockholders is required by Delaware law. In addition:

(a) On and following the date that is three years following the Issue Date, for so long as the Investment Percentage is at least 33% and unless two Preferred Stock Directors have already been elected to the Board of Directors in accordance with Section 7(b),

(i) the number of directors then constituting the Board of Directors shall be increased by one; and

(ii) the Board of Directors shall fill the newly-created vacancy with a director designated by the Investor Parties (the “Investment Percentage Threshold Director”).

(b) Whenever dividends on any shares of Preferred Stock have not been declared and paid for the equivalent of six or more Dividend Periods (including, for the avoidance of doubt, the Dividend Period beginning on, and including, the Issue Date and ending on, but excluding, August 15, 2015), whether or not for consecutive Dividend Periods (a “Nonpayment”), the Holders, voting together as a single class with any other series of Parity Stock having similar voting rights that are exercisable (together, the “Voting Preferred Stock”) then outstanding, shall be entitled at the Company’s next special or annual meeting of stockholders to vote for the election of a total of two additional members of the Board of Directors, or in the event the Investor Parties are then entitled to elect an Investment Percentage Threshold Director, the Holders will be entitled to elect one additional director for a total of two directors (any directors elected pursuant to this Section 7(b), the “Nonpayment Directors” and, together with any Investment Percentage Threshold Director, the “Preferred Stock Directors”); provided that the Board of Directors shall at no time include more than two Preferred Stock Directors.

In the event of a Nonpayment, the number of directors then constituting the Board of Directors shall be increased by two, or in the event the Investor Parties are then entitled to elect an Investment Percentage Threshold Director, by one, and the Nonpayment Director(s) shall be elected at a special meeting of stockholders called by the Board of Directors at the request of the holders of record of at least 20% of the shares of Preferred Stock or of any other series of Voting Preferred Stock (provided that such request is received at least 90 calendar days before the date fixed for the next annual or special meeting of the stockholders, failing which such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting, so long as the Holders continue to have the rights to elect a Nonpayment Director.

Whether a plurality, majority or other portion of the Preferred Stock and any other Voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the Preferred Stock and such other Voting Preferred Stock voted.

(i) Any request to call a special meeting for the initial election of any Preferred Stock Directors shall be made by written notice, signed by the requisite holders of Preferred Stock or Voting Preferred Stock then outstanding, and delivered to the Company in the Amended and Restated Certificate of Incorporation or as may otherwise be required by law.

(ii) If and when all accumulated and unpaid dividends on the Preferred Stock and any Voting Preferred Stock have been paid in full, or declared and a sum sufficient for such payment shall have been set aside (a “Nonpayment Remedy”), the Holders shall immediately and, without any further action by the Company, be divested of the voting rights described in this Section 7(b), subject to:

(x) the revesting of such rights in the event of each subsequent Nonpayment and

(y) the Investor Parties’ right to appoint an Investment Percentage Threshold Director.

If such voting rights for the Holders and all other holders of Voting Preferred Stock shall have terminated, the term of office of each Preferred Stock Director so elected shall terminate at such time and the number of directors on the Board of Directors shall automatically decrease by two or, in the event the Investor Parties are then entitled to elect an Investment Percentage Threshold Director, by one.

(iii) Any Investment Percentage Threshold Director may be removed at any time without cause by a vote by the Investor Parties, and any Nonpayment Director may be removed at any time without cause by Holders of a majority of the outstanding shares of the Preferred Stock and any Voting Preferred Stock then outstanding (voting together as a single class), in each case, when they have the rights to elect Preferred Stock Directors described in this Section 7.

(iv) If the Investor Parties are entitled to elect an Investment Percentage Threshold Director, a vacancy in the office of an Investment Percentage Threshold Director existing after the initial designation of an Investment Percentage Threshold Director shall be filled by the Board of Directors with a new Investment Percentage Threshold Director designated by the Investor Parties.

(v) In the event that a Nonpayment shall have occurred and there has not been a Nonpayment Remedy, a vacancy in the office of a Nonpayment Director (other than prior to the initial election of a Nonpayment Director) may be filled by the written consent of any Preferred Stock Director remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of the Preferred Stock and any other shares of Voting Preferred Stock then outstanding (voting together as a single class) when they have the rights to elect a Nonpayment Director described in this Section 7(b). Any such vote of the Holders and any Voting Preferred Stock to remove, or to fill a vacancy in the office of, a Nonpayment Director may be taken only at a special meeting of stockholders of the Company, called as provided above for an initial election of a Nonpayment Director (provided that such request is received at least 90 calendar days before the date fixed for the next annual or special meeting of the stockholders of the Company, failing which election shall be held at such next annual or special meeting of stockholders of the Company).

(vi) The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote. Each Preferred Stock Director elected at any special meeting of stockholders of the Company or by written consent of the other Preferred Stock Director shall hold office until the next annual meeting of the stockholders of the Company if such office shall not have previously terminated and such Preferred Stock Director shall not have been removed from such office, in each case as above provided.

(c) So long as any shares of Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Amended and Restated Certificate of Incorporation, the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Preferred Stock and any Voting Preferred Stock given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) any amendment or alteration of the Amended and Restated Certificate of Incorporation or this Certificate of Designations so as to authorize or create, or increase the authorized amount of, any class or series of Parity Stock or Senior Stock;

(ii) any amendment, alteration or repeal of any provision of the Amended and Restated Certificate of Incorporation or this Certificate of Designations so as to adversely affect the rights, preferences, privileges or voting powers of the Preferred Stock; or

(iii) any consummation of a binding share exchange or reclassification involving the Preferred Stock, or of a merger or consolidation of the Company with or into another Person, unless in each case

(x) the shares of Preferred Stock remain outstanding and are not amended in any respect or

(y) in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, the shares of Preferred Stock are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and such preference securities have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, of the Preferred Stock immediately prior to such consummation, taken as a whole, and so long as, in the case of either clause (x) or clause (y),

(I) the common stock underlying the Preferred Stock or such replacement preference securities, as the case may be, is listed on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) and

(II) if the issuer of the Preferred Stock or such replacement preference securities, as the case may be, is not the issuer of the underlying common stock, the issuer of the Preferred Stock or the underlying common stock (the “Guarantor”) fully and unconditionally guarantees the obligations of the issuer of the Preferred Stock or such replacement preference securities, as the case may be, under the terms thereof, and such guarantee provides that no dividends or other distributions (other than a dividend or distribution payable solely in shares of Junior Stock or Guarantor Capital Stock and cash in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Guarantor Capital Stock, nor may any Parity Stock, Junior Stock or Guarantor Capital Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock, Junior Stock or Guarantor Capital Stock) by the Guarantor or on behalf of the Guarantor (except by

(i) conversion into or exchange for shares of Junior Stock or Guarantor Capital Stock and cash solely in lieu of fractional shares of Parity Stock, Junior Stock or Guarantor Capital Stock and

(ii) payments in connection with the satisfaction of employees’ tax withholding obligations pursuant to employee benefit plans or outstanding awards (and payment of any corresponding requisite amounts to the appropriate governmental authority)), unless all Accumulated Dividends shall have been or contemporaneously are declared and paid, or are declared and a sum sufficient for the payment thereof is set apart for such payment, on the Preferred Stock and any Parity Stock for all dividend payment periods ending on or prior to the date of such declaration, payment, redemption, purchase or acquisition;

provided that, notwithstanding the foregoing, if full dividends have not been paid on the Preferred Stock and any Parity Stock, dividends may be declared and paid on the Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Preferred Stock and such Parity Stock bear to each other at the time of declaration;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the Company’s authorized Preferred Stock or the creation or issuance of any shares of Junior Stock, or any increase in the amount of authorized shares of Junior Stock, shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of Holders of shares of Preferred Stock specified herein.

(d) Without the consent of the Holders of the Preferred Stock, the Company may amend, alter, supplement or repeal any terms of the Preferred Stock by amending or supplementing the Amended and Restated Certificate of Incorporation, this Certificate of Designations or any stock certificate representing shares of the Preferred Stock:

(i) to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument; or

(ii) to make any other change that does not affect the rights, preferences, privileges or voting powers of any Holder (other than any Holder that consents to such change).

8. Liquidation Rights.

(a) In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, each Holder of shares of Preferred Stock shall be entitled to receive and to be paid out of the assets of the Company available for distribution to its stockholders the Liquidation Preference plus Accumulated Dividends to the date fixed for liquidation, winding-up or dissolution in preference to the holders of, and before any payment or distribution is made on, any Junior Stock, including, without limitation, the Common Stock.

(b) Neither the sale (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Company (other than in connection with the liquidation, winding-up or dissolution of the Company) nor the merger or consolidation of the Company into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 8.

(c) After the payment to the Holders of the shares of Preferred Stock of full preferential amounts provided for in this Section 8, the Holders of Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.

(d) In the event the assets of the Company available for distribution to the Holders of shares of Preferred Stock and holders of shares of Parity Stock upon any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to this Section 8, no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Preferred Stock, equally and ratably, in proportion to the full distributable amounts for which holders of all Preferred Stock and of any Parity Stock are entitled upon such liquidation, winding-up or dissolution.

9. Conversion.

(a) Each Holder of Preferred Stock shall have the right at any time, at its option, to convert, subject to the terms and provisions of this Section 9, any or all of such Holder’s shares of Preferred Stock at the Conversion Rate. Upon conversion of any share of Preferred Stock, the Company shall deliver to the converting Holder, in respect of each share of Preferred Stock being converted, a number of shares of Common Stock equal to the Conversion Rate, together with a cash payment in lieu of any fractional share of Common Stock in accordance with Section 11, on the third Business Day immediately following the relevant Conversion Date.

(b) Before any Holder shall be entitled to convert a share of Preferred Stock as set forth above, such Holder shall:

(i) in the case of a beneficial interest in a Global Preferred Stock, comply with the procedures of the Depository in effect at that time; and

(ii) in the case of Certificated Preferred Stock:

(1) complete, manually sign and deliver an irrevocable notice to the office of the conversion agent as set forth in the Form of Notice of Conversion (or a facsimile thereof) in the form set forth in Exhibit B hereto (a “Notice of Conversion”) and state in writing therein the number of shares of Preferred Stock to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock to be delivered to be registered,

(2) surrender such shares of Preferred Stock, at the office of the conversion agent; and

(3) if required, furnish appropriate endorsements and transfer documents. The conversion agent shall notify the Company of any conversion pursuant to this Section 9 on the Conversion Date for such conversion.

The date on which a Holder complies with the procedures in this Section 9(b) is the “Conversion Date.” If more than one share of Preferred Stock shall be surrendered for conversion at one time by the same Holder, the number of shares of Common Stock to be delivered upon conversion of such shares of Preferred Stock shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered.

(c) Immediately prior to the close of business on the Conversion Date with respect to a conversion, a converting Holder of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon conversion of such Holder’s Preferred Stock notwithstanding that the share register of the Company shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such Holder. On the date of any conversion, all rights with respect to the shares of Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, excepting only the rights of holders thereof to:

(i) receive certificates for the number of whole shares of Common Stock into which such shares of Preferred Stock have been converted (with a cash payment in lieu of any fractional share of Common Stock in accordance with Section 11); and

(ii) exercise the rights to which they are thereafter entitled as holders of Common Stock.

(d) The Conversion Rate shall be adjusted, without duplication, upon the occurrence of any of the following events, except that the Company shall not make any adjustments to the Conversion Rate if Holders of the Preferred Stock participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of the Common Stock and solely as a result of holding the Preferred Stock, in any of the transactions described in this Section 9(d), without having to convert their Preferred Stock, as if they held a number of shares of Common Stock equal to the Conversion Rate, multiplied by the number of shares of Preferred Stock held by such Holder:

(i) If the Company exclusively issues shares of Common Stock as a dividend or distribution on all shares of its Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as the case may be;

CR1	=	the Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the Effective Date of such share split or share combination, as the case may be;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as the case may be; and

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend or distribution, or such share split or share combination, as the case may be.

Any adjustment made under this Section 9(d)(i) shall become effective immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as the case may be. If any dividend or distribution of the type described in this Section 9(d)(i) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(ii) If the Company distributes to all or substantially all holders of its Common Stock any rights, options or warrants entitling them, for a period expiring not more than 60 days immediately following the announcement date of such distribution, to purchase or subscribe for shares of its Common Stock at a price per share that is less than the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date of such distribution, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the close of business on the Record Date for such distribution;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such distribution;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date of such distribution.

Any increase made under this Section 9(d)(ii) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the close of business on the Record Date for such distribution.

To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be readjusted, effective as of the date of such expiration, to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to make such distribution, to be the Conversion Rate that would then be in effect if such Record Date for such distribution had not occurred.

For purposes of this Section 9(d)(ii), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such average of the Closing Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date of such distribution, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(iii) If the Company distributes shares of its Capital Stock, evidences of its indebtedness or other assets, securities or property of the Company or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of Common Stock, excluding (a) dividends, distributions or issuances as to which an adjustment was effected pursuant to Section 9(d)(i) or Section 9(d)(ii), (b) dividends or distributions paid exclusively in cash as to which the provisions of Section 9(d)(iv) shall apply and (c) Spin-Offs as to which the provisions set forth below in this Section 9(d)(iii) shall apply (any of such shares of Capital Stock, evidences of indebtedness, other assets, securities or property or rights, options or warrants to acquire Capital Stock or other securities, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the close of business on the Record Date for such distribution;

SP0	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such distribution; and

FMV	=	the fair market value as of the Record Date for such distribution (as determined by the Board of Directors) of the Distributed Property with respect to each outstanding share of the Common Stock.

Any increase made under the portion of this Section 9(d)(iii) above shall become effective immediately after the close of business on the Record Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to pay the distribution, to be the Conversion Rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of Preferred Stock shall receive, for each share of Preferred Stock, at the same time and upon the same terms as holders of the Common Stock, the amount and kind of Distributed Property that such Holder would have received as if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Record Date for the distribution. If the Board of Directors determines the “FMV” (as defined above) of any distribution for purposes of this Section 9(d)(iii) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such distribution.

With respect to an adjustment pursuant to this Section 9(d)(iii) where there has been a payment of a dividend or other distribution on the Common Stock consisting solely of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Company where such Capital Stock or similar equity interest is, or will be when issued, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate will be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off;

CR1	=	the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off;

FMV	=	the average of the Closing Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off; and

MP0	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off.

The adjustment to the Conversion Rate under the preceding paragraph shall become effective at the close of business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the 10 Trading Days following, and including, the Ex-Date of any Spin-Off, references within the portion of this Section 9(d)(iii) related to Spin-Offs to 10 consecutive Trading Days shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the Ex-Date of such Spin-Off and the relevant Conversion Date.

For purposes of this Section 9(d)(iii) (and subject in all respect to Section 9(j)), rights, options or warrants distributed by the Company to all holders of Common Stock entitling them to subscribe for or purchase shares of the Company’s Capital Stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”):

(i) are deemed to be transferred with such shares of the Common Stock,

(ii) are not exercisable and

(iii) are also issued in respect of future issuances of the Common Stock,

shall be deemed not to have been distributed for purposes of this Section 9(d)(iii) (and no adjustment to the Conversion Rate under this Section 9(d)(iii) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 9(d)(iii).

If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to June 10, 2015, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof).

In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 9(d)(iii) was made:

(1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase:

(x) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued; and

(y) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or purchase; and

(2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued.

For purposes of Section 9(d)(i), Section 9(d)(ii) and this Section 9(d)(iii), if any dividend or distribution to which this Section 9(d)(iii) is applicable also includes one or both of:

(A) a dividend or distribution of shares of Common Stock to which Section 9(d)(i) is applicable (the “Clause A Distribution”); or

(B) a dividend or distribution of rights, options or warrants to which Section 9(d)(ii) is applicable (the “Clause B Distribution”), then, in either case:

(1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 9(d)(iii) is applicable (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 9(d)(iii) with respect to such Clause C Distribution shall then be made; and

(2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 9(d)(i) and Section 9(d)(ii) with respect thereto shall then be made;

except that, if determined by the Company:

(I) the “Record Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Record Date of the Clause C Distribution; and

(II) any shares of Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the close of business on the Record Date for such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as the case may be” within the meaning of Section 9(d)(i) or “outstanding immediately prior to the close of business on the Record Date for such distribution” within the meaning of Section 9(d)(ii).

(iv) If any cash dividend or distribution is made to all or substantially all holders of the Common Stock, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution;

SP0	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such dividend or distribution; and

C	=	the amount in cash per share of Common Stock the Company distributes to all or substantially all holders of its Common Stock.

Any increase pursuant to this Section 9(d)(iv) shall become effective immediately after the close of business on the Record Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to pay or make such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of Preferred Stock shall receive, for each share of Preferred Stock, at the same time and upon the same terms as holders of the Common Stock, the amount of cash that such Holder would have received as if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such cash dividend or distribution.

(v) If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock and the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Closing Sale Price of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR1	=	the Conversion Rate in effect immediately after the close of business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The increase to the Conversion Rate under this Section 9(d)(v) shall occur at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the date that any such tender or exchange offer expires, references within this

Section 9(d)(v) to 10 consecutive Trading Days shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the date such tender or exchange offer expires and the relevant Conversion Date.

In the event that the Company or one of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be such Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.

(vi) All calculations and other determinations under this Section 9(d) shall be made by the Company and shall be made to the nearest one-ten thousandth (1/10,000th) of a share.

(vii) In addition to those adjustments required by clauses (i), (ii), (iii), (iv) and (v) of this Section 9(d), and to the extent permitted by applicable law and subject to the applicable rules of The New York Stock Exchange, the Company from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days or any longer period permitted or required by law if the increase is irrevocable during that period and the Board of Directors determines that such increase would be in the Company’s best interest. In addition, the Company may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. Whenever the Conversion Rate is increased pursuant to any of the preceding two sentences, the Company shall mail to the Holder of each share of Preferred Stock at its last address appearing on the stock register of the Company a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(viii) For purposes of this Section 9(d), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company so long as the Company does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(e) If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Rate then in effect shall be required by reason of the taking of such record.

(f) Upon any increase in the Conversion Rate, the Company promptly shall deliver to each Holder a certificate signed by an authorized officer of the Company, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased Conversion Rate then in effect following such adjustment.

(g) In the case of:

(i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination),

(ii) any consolidation, merger or combination involving the Company,

(iii) any sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s Subsidiaries substantially as an entirety, or

(iv) any statutory share exchange,

in each case, as a result of which the Common Stock is converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such transaction or event, a “Reorganization Event”), then, at and after the effective time of such Reorganization Event, the right to convert each share of Preferred Stock shall be changed into a right to convert such share into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Reorganization Event would have owned or been entitled to receive upon such Reorganization Event (such stock, securities or other property or assets, the “Reference Property”).

If the Reorganization Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then the Reference Property into which the Preferred Stock will be convertible shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election. The Company shall notify Holders of such weighted average as soon as practicable after such determination is made. The Company shall not become a party to any Reorganization Event unless its terms are consistent with this Section 9(g).

None of the foregoing provisions shall affect the right of a Holder of Preferred Stock to convert its Preferred Stock into shares of Common Stock as set forth in Section 9(a) prior to the effective time of such Reorganization Event. Notwithstanding Section 9(d), no adjustment to the Conversion Rate shall be made for any Reorganization Event to the extent stock, securities or other property or assets become the Reference Property receivable upon conversion of Preferred Stock.

The Company shall provide, by amendment hereto effective upon any such Reorganization Event, for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in this Section 9. The provisions of this Section 9 shall apply to successive Reorganization Events.

In this Certificate of Designations, if the Common Stock has been replaced by Reference Property as a result of any such Reorganization Event, references to the Common Stock are intended to refer to such Reference Property.

(h) The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares of Common Stock held in the treasury of the Company, solely for issuance upon the conversion of shares of Preferred Stock as herein provided, free from any preemptive or other similar rights, a number of shares of Common Stock equal to the maximum number of shares of Common Stock deliverable upon conversion of all shares of Preferred Stock. For purposes of this Section 9(h), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(i) The issuance or delivery of certificates for Common Stock upon the conversion of shares of Preferred Stock shall be made without charge to the converting holder or recipient of shares of Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the shares of Preferred Stock converted; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of the relevant Preferred Stock and the Company shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

(j) Notwithstanding Sections 9(d)(ii) and 9(d)(iii), if the Company has a rights plan (including the distribution of rights pursuant thereto to all holders of the Common Stock) in effect while any shares of Preferred Stock remain outstanding, Holders of Preferred Stock will receive, upon conversion of Preferred Stock, in addition to the Common Stock to which he is entitled, a corresponding number of rights in accordance with the rights plan. If, prior to any conversion, such rights have separated from the shares of Common Stock in accordance with the provisions of the applicable rights plan, the Conversion Rate will be adjusted at the time of separation as if the Company had distributed to all holders of its Common Stock, shares of Capital Stock, evidences of indebtedness, assets, securities, property, rights, options or warrants as described in Section 9(d)(iii) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

10. Mandatory Conversion.

(a) At any time on or after December 10, 2019, the Company shall have the right, at its option, to give notice of its election to cause all outstanding shares of Preferred Stock to be automatically converted into that number of whole shares of Common Stock for each share of Preferred Stock equal to the Conversion Rate in effect on the Mandatory Conversion Date, with cash in lieu of any fractional share pursuant to Section 11. The Company may exercise its right to cause a mandatory conversion pursuant to this Section 10 only if the Closing Sale Price of the Common Stock equals or exceeds 150% of the Conversion Price for at least 20 Trading Days (whether or not consecutive) in a period of 30 consecutive Trading Days, including the last Trading Day of such period, ending on, and including, the Trading Day immediately preceding the Business Day on which the Company issues a press release announcing the mandatory conversion as described in Section 10(b).

(b) To exercise the mandatory conversion right described in Section 10(a), the Company must give notice of its intention to convert the Preferred Stock to all Holders prior to the open of business on the first Trading Day following any date on which the condition described in Section 10(a) is met. In the case of Preferred Stock represented by Certificated Preferred Stock, such notice shall be by first class mail or, in the case of Preferred Stock represented by Global Preferred Stock, such notice shall be delivered in accordance with the applicable procedures of the Depository. Simultaneously with providing such notice, the Company shall publish such information on the Company’s website or through such other public medium as the Company may use at that time. The conversion date will be a date selected by the Company (the “Mandatory Conversion Date”) and will be no later than 10 calendar days after the date on which the Company gives notice and publishes such information as described in this Section 10(b).

(c) In addition to any information required by applicable law or regulation, the notice of a mandatory conversion and the information published by the Company on its website or through another public medium described in Section 10(b) shall state, as appropriate:

(i) the Mandatory Conversion Date;

(ii) the number of shares of Common Stock to be issued upon conversion of each share of Preferred Stock; and

(iii) that dividends on the Preferred Stock to be converted will cease to accrue on the Mandatory Conversion Date.

(d) On and after the Mandatory Conversion Date, dividends shall cease to accrue on the Preferred Stock called for a mandatory conversion pursuant to Section 10 and all rights of Holders of such Preferred Stock shall terminate except for the right to receive the whole shares of Common Stock issuable upon conversion thereof with a cash payment in lieu of any fractional share of Common Stock in accordance with Section 12.

The full amount of any dividend payment with respect to the Preferred Stock called for a mandatory conversion pursuant to Section 10 on a date during the period beginning at the close of business on any Dividend Record Date and ending on the close of business on the corresponding Dividend Payment Date shall be payable on such Dividend Payment Date to the record holder of such share at the close of business on such Dividend Record Date if such share has been converted after such Dividend Record Date and prior to such Dividend Payment Date. Except as provided in the immediately preceding sentence and in Section 11, no payment or adjustment shall be made upon conversion of Preferred Stock for Accumulated Dividends or dividends with respect to the Common Stock issued upon such conversion thereof.

(e) The Company may not authorize, issue a press release or give notice of any mandatory conversion pursuant to Section 10 unless, prior to giving the mandatory conversion notice, all Accumulated Dividends on the Preferred Stock (whether or not declared) for all Dividend Periods ended prior to the date of such mandatory conversion notice shall have been paid.

11. Additional Conversion Amount. Upon the conversion, whether optional or mandatory, of any outstanding share of Preferred Stock and notwithstanding anything herein, the Company shall pay in cash on the related settlement date to the Holder thereof all Accumulated Dividends thereon as of the related Conversion Date, whether or not declared by the Board of Directors (the “Additional Conversion Amount”); provided that if upon the conversion of such shares of Preferred Stock the Company does not have sufficient funds legally available to pay in cash to the holder thereof all Accumulated Dividends thereon as of the related Conversion Date:

(a) the Company shall pay the portion of the Additional Conversion Amount it is so legally able to pay on the related settlement date and will pay such excess amount as soon as the Company has funds legally available therefor, and the amount of such unpaid dividends shall accrue interest at a rate equal to the Dividend Rate that would then be applicable in the absence of the conversion until paid; and

(b) the Company shall comply with the Protective Payment Obligations (as adjusted as appropriate to refer to the payment of such excess amount rather than the Fundamental Change Repurchase Price) until such excess amount is paid in full.

12. No Fractional Shares. No fractional shares of Common Stock or securities representing fractional shares of Common Stock shall be delivered upon conversion, whether optional or mandatory, of the Preferred Stock or in respect of payments of the Fundamental Change Repurchase Price made in Common Stock. Instead, the Company will make a cash payment to each Holder that would otherwise be entitled to a fractional share based on the Closing Sale Price of the Common Stock on the relevant Conversion Date.

13. Certificates.

(a) Form and Dating. The Preferred Stock and the Transfer Agent’s certificate of authentication shall be substantially in the form set forth in Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate of Designations. The Preferred Stock certificate may have notations, legends or endorsements required by law or stock exchange rules; provided that any such notation, legend or endorsement is in a form acceptable to the Company. Each Preferred Stock certificate shall be dated the date of its authentication.

(i) Global Preferred Stock. The Preferred Stock shall be issued initially in the form of one or more fully registered global certificates with the global securities legend set forth in Exhibit A hereto (the “Global Preferred Stock”), which shall be deposited on behalf of the purchasers represented thereby with the Transfer Agent, as custodian for DTC (or with such other custodian as DTC may direct), and registered in the name of Cede & Co. or other nominee of DTC, duly executed by the Company and authenticated by the Transfer Agent as hereinafter provided. The number of shares of Preferred Stock represented by Global Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and DTC or its nominee as hereinafter provided. All shares of Common Stock issued in respect of shares of Preferred Stock on any Conversion Date shall, subject to any restrictions on transfer set forth in the Shareholders’ Agreement, be freely transferable without restriction under the Securities Act (other than by the Company’s Affiliates), and such shares shall be eligible for receipt in global form through the facilities of DTC.

(ii) Book-Entry Provisions. In the event Global Preferred Stock is deposited with or on behalf of DTC, the Company shall execute and the Transfer Agent shall authenticate and deliver initially one or more Global Preferred Stock certificates that:

(1) shall be registered in the name of Cede & Co. as nominee for DTC as depository for such Global Preferred Stock or the nominee of DTC; and

(2) shall be delivered by the Transfer Agent to DTC or pursuant to DTC’s instructions or held by the Transfer Agent as custodian for DTC.

Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Certificate of Designations with respect to any Global Preferred Stock held on their behalf by DTC or by the Transfer Agent as the custodian of DTC or under such Global Preferred Stock, and DTC may be treated by the Company, the Transfer Agent and any agent of the Company or the Transfer Agent as the absolute owner of such Global Preferred Stock for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Transfer Agent or any agent of the Company or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Stock.

(iii) Certificated Preferred Stock. Except as provided in this Section 13(a) or in Section 13(c), owners of beneficial interests in Global Preferred Stock will not be entitled to receive physical delivery of Preferred Stock in fully registered certificated form (“Certificated Preferred Stock”).

(b) Execution and Authentication. The Chief Executive Officer or the President or a Vice President and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Company shall sign the Preferred Stock certificate for the Company by manual or facsimile signature.

If an Officer whose signature is on a Preferred Stock certificate no longer holds that office at the time the Transfer Agent authenticates the Preferred Stock certificate, the Preferred Stock certificate shall be valid nevertheless.

A Preferred Stock certificate shall not be valid until an authorized signatory of the Transfer Agent manually signs the certificate of authentication on the Preferred Stock certificate. The signature shall be conclusive evidence that the Preferred Stock certificate has been authenticated under this Certificate of Designations.

The Transfer Agent shall authenticate and deliver certificates for up to 363,000 shares of Preferred Stock for original issue upon a written order of the Company signed by two Officers of the Company. Such order shall specify the number of shares of Preferred Stock to be authenticated and the date on which the original issue of the Preferred Stock is to be authenticated.

The Transfer Agent may appoint an authenticating agent reasonably acceptable to the Company to authenticate the certificates for the Preferred Stock. Unless limited by the terms of such appointment, an authenticating agent may authenticate certificates for the Preferred Stock whenever the Transfer Agent may do so. Each reference in this Certificate of Designations to authentication by the Transfer Agent includes authentication by such agent. An authenticating agent has the same rights as the Transfer Agent or agent for service of notices and demands.

(c) Transfer and Exchange.

(i) Transfer and Exchange of Certificated Preferred Stock. When Certificated Preferred Stock is presented to the Transfer Agent with a request to register the transfer of such Certificated Preferred Stock or to exchange such Certificated Preferred Stock for an equal number of shares of Certificated Preferred Stock, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided that the Certificated Preferred Stock surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Transfer Agent, duly executed by the Holder thereof or its attorney duly authorized in writing.

(ii) Restrictions on Transfer of Certificated Preferred Stock for a Beneficial Interest in Global Preferred Stock. Certificated Preferred Stock may not be exchanged for a beneficial interest in Global Preferred Stock except upon satisfaction of the requirements set forth below.

Upon receipt by the Transfer Agent of Certificated Preferred Stock, duly endorsed or accompanied by appropriate instruments of transfer, in form reasonably satisfactory to the Company and the Transfer Agent, together with written instructions directing the Transfer Agent to make, or to direct DTC to make, an adjustment on its books and records with respect to such Global Preferred Stock to reflect an increase in the number of shares of Preferred Stock represented by the Global Preferred Stock, then the Transfer Agent shall cancel such Certificated Preferred Stock and cause, or direct DTC to cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of shares of Preferred Stock represented by the Global Preferred Stock to be increased accordingly. If no Global Preferred Stock is then outstanding, the Company shall issue and the Transfer Agent shall authenticate, upon written order of the Company in the form of an Officers’ Certificate, a new Global Preferred Stock representing the appropriate number of shares.

(iii) Transfer and Exchange of Global Preferred Stock. The transfer and exchange of Global Preferred Stock or beneficial interests therein shall be effected through DTC, in accordance with this Certificate of Designations (including applicable restrictions on transfer set forth herein, if any) and the procedures of DTC therefor.

(iv) Transfer of a Beneficial Interest in Global Preferred Stock for Certificated Preferred Stock.

(A) If at any time:

(1) DTC notifies the Company that DTC is unwilling or unable to continue as depository for the Global Preferred Stock and a successor depository for the Global Preferred Stock is not appointed by the Company within 90 days after delivery of such notice; or

(2) DTC ceases to be a clearing agency registered under the Exchange Act and a successor depository for the Global Preferred Stock is not appointed by the Company within 90 days,

then the Company shall execute, and the Transfer Agent, upon receipt of a written order of the Company signed by two Officers of the Company requesting the authentication and delivery of Certificated Preferred Stock to the Persons designated by the Company, shall authenticate and deliver Certificated Preferred Stock equal to the number of shares of Preferred Stock represented by the Global Preferred Stock, in exchange for such Global Preferred Stock. Subject to the foregoing, the beneficial interests in a Global Preferred Stock shall not be exchangeable for Certificated Preferred Stock.

(B) Certificated Preferred Stock issued in exchange for a beneficial interest in a Global Preferred Stock pursuant to this Section 13(c)(iv) shall be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Transfer Agent. The Transfer Agent shall deliver such Certificated Preferred Stock to the Persons in whose names such Preferred Stock are so registered in accordance with the instructions of DTC.

(v) Restrictions on Transfer of Global Preferred Stock. Notwithstanding any other provisions of this Certificate of Designations (other than the provisions set forth in Section 13(c)(iv)), Global Preferred Stock may not be transferred as a whole except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depository or a nominee of such successor depository.

(vi) Cancellation or Adjustment of Global Preferred Stock. At such time as all beneficial interests in Global Preferred Stock have either been exchanged for Certificated Preferred Stock, converted or canceled, such Global Preferred Stock shall be returned to DTC for cancellation or retained and canceled by the Transfer Agent. At any time prior to such cancellation, if any beneficial interest in Global Preferred Stock is exchanged for Certificated Preferred Stock, converted or canceled, the number of shares of Preferred Stock represented by such Global Preferred Stock shall be reduced and an adjustment shall be made on the books and records of the Transfer Agent with respect to such Global Preferred Stock, by the Transfer Agent or DTC, to reflect such reduction.

(vii) Obligations with Respect to Transfers and Exchanges of Preferred Stock.

(A) To permit registrations of transfers and exchanges, the Company shall execute and the Transfer Agent shall authenticate Certificated Preferred Stock and Global Preferred Stock as required pursuant to the provisions of this Section 13(c).

(B) All Certificated Preferred Stock and Global Preferred Stock issued upon any registration of transfer or exchange of Certificated Preferred Stock or Global Preferred Stock shall be the valid Capital Stock of the Company, entitled to the same benefits under this Certificate of Designations as the Certificated Preferred Stock or Global Preferred Stock surrendered upon such registration of transfer or exchange.

(C) Prior to due presentment for registration of transfer of any shares of Preferred Stock, the Transfer Agent and the Company may deem and treat the

Person in whose name such shares of Preferred Stock are registered as the absolute owner of such Preferred Stock and neither the Transfer Agent nor the Company shall be affected by notice to the contrary.

(D) No service charge shall be made to a Holder for any registration of transfer or exchange upon surrender of any Preferred Stock certificate or Common Stock certificate at the office of the Transfer Agent maintained for that purpose. However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Preferred Stock certificates or Common Stock certificates.

(viii) No Obligation of the Transfer Agent.

(A) The Transfer Agent shall have no responsibility or obligation to any beneficial owner of Global Preferred Stock, a member of or a participant in, DTC or any other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Preferred Stock or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice or the payment of any amount, under or with respect to such Global Preferred Stock. All notices and communications to be given to the Holders and all payments to be made to Holders under the Preferred Stock shall be given or made only to the Holders (which shall be DTC or its nominee in the case of the Global Preferred Stock).

The rights of beneficial owners in any Global Preferred Stock shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Transfer Agent may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

(B) The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Certificate of Designations or under applicable law with respect to any transfer of any interest in any Preferred Stock (including any transfers between or among DTC participants, members or beneficial owners in any Global Preferred Stock) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Certificate of Designations, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(ix) Transfer Rights. Notwithstanding anything herein to the contrary, the shares of Preferred Stock may not be sold or otherwise transferred in violation of any terms of the Shareholders’ Agreement.

(d) Replacement Certificates. If any of the Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Preferred Stock certificate, or in lieu of and substitution for the Preferred Stock certificate lost, stolen or destroyed, a new Preferred Stock certificate of like tenor and representing an equivalent number of shares of Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the Transfer Agent.

(e) Temporary Certificates. Until definitive Preferred Stock certificates are ready for delivery, the Company may prepare and the Transfer Agent shall authenticate temporary Preferred Stock certificates. Any temporary Preferred Stock certificates shall be substantially in the form of definitive Preferred Stock certificates but may have variations that the Company considers appropriate for temporary Preferred Stock certificates. Without unreasonable delay, the Company shall prepare and the Transfer Agent shall authenticate definitive Preferred Stock certificates and deliver them in exchange for temporary Preferred Stock certificates.

(f) Cancellation. In the event the Company shall purchase or otherwise acquire Certificated Preferred Stock, the same shall thereupon be delivered to the Transfer Agent for cancellation.

(i) At such time as all beneficial interests in Global Preferred Stock have either been exchanged for Certificated Preferred Stock, converted, repurchased or canceled, such Global Preferred Stock shall thereupon be delivered to the Transfer Agent for cancellation.

(ii) The Transfer Agent and no one else shall cancel and destroy all Preferred Stock certificates surrendered for transfer, exchange, replacement or cancellation and deliver a certificate of such destruction to the Company unless the Company directs the Transfer Agent to deliver canceled Preferred Stock certificates to the Company. The Company may not issue new Preferred Stock certificates to replace Preferred Stock certificates to the extent they evidence Preferred Stock which the Company has purchased or otherwise acquired.

14. Legends. All certificates or other instruments representing Preferred Stock or Common Stock issuable upon conversion thereof will bear a legend in substantially the following form (excluding the first sentence thereof in the case of any such Common Stock:

(a) for which a registration statement covering such Common Stock has been declared effective by the Securities and Exchange Commission and that has been disposed of pursuant to such effective registration statement; or

(b) sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY NON-U.S. OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH. THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE SHAREHOLDERS AGREEMENT DATED AS OF JUNE 10, 2015, AS AMENDED FROM TIME TO TIME, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM MRC GLOBAL INC. OR ANY SUCCESSOR THERETO, AND THIS SECURITY MAY NOT BE VOTED OR OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

15. Other Provisions.

(a) With respect to any notice to a Holder of shares of Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(b) Shares of Preferred Stock that have been issued and reacquired in any manner, including shares of Preferred Stock that are purchased or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company; provided that any issuance of such shares as Preferred Stock must be in compliance with the terms hereof.

(c) The shares of Preferred Stock shall be issuable only in whole shares.

(d) All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Notice to any Holder shall be given to the registered address set forth in the Company’s records for such Holder, or for Global Preferred Stock, to the Depository in accordance with its procedures.

(e) Any payment required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of such delay.

(f) On and after the Issue Date, the Company shall not enter into any new, or amend or modify any existing, contract, agreement, arrangement or other understanding, oral or written, express or implied, that, in each case, by its terms restricts, limits, prohibits or prevents the Company from paying dividends in full in cash, redeeming the Preferred Stock in full for cash, repurchasing the Preferred Stock in full for cash, or effecting conversions of the Preferred Stock, in each case, in the amounts contemplated by the terms hereof.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations as of June 10, 2015.

MRC GLOBAL INC.

By:	/s/ Andrew R. Lane
	Name:	Andrew R. Lane
	Title:	President & CEO

[SIGNATURE PAGE TO CERTIFICATE OF DESIGNATIONS, PREFERENCES, RIGHTS AND LIMITATIONS

(6.50% SERIES A CONVERTIBLE PERPETUAL PREFERRED STOCK) – MRC GLOBAL INC.]

EXHIBIT A

FORM OF PREFERRED STOCK CERTIFICATE

FACE OF SECURITY

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS REFERRED TO BELOW.]1

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY NON-U.S. OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH. THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE SHAREHOLDERS AGREEMENT DATED AS OF JUNE 10, 2015, AS AMENDED FROM TIME TO TIME, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM MRC GLOBAL INC. OR ANY SUCCESSOR THERETO, AND THIS SECURITY MAY NOT BE VOTED OR OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

[1]	Insert if a global security.

Certificate Number [ ]	Number of Shares of
Preferred Stock [ ]

6.50% Series A Convertible Perpetual Preferred Stock

of

MRC GLOBAL INC.

MRC GLOBAL INC., a Delaware corporation (the “Company”), hereby certifies that [                    ] (the “Holder”) is the registered owner of [                    ] fully paid and non-assessable shares of preferred stock, par value $0.01 per share, of the Company designated as the 6.50% Series A Convertible Perpetual Preferred Stock (the “Preferred Stock”). The shares of Preferred Stock are transferable on the books and records of the Transfer Agent, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Preferred Stock represented hereby are as specified in, and the shares of the Preferred Stock are issued and shall in all respects be subject to the provisions of, the Certificate of Designations, Preferences, Rights and Limitations dated June 10, 2015, as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Company will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to the Certificate of Designations, which shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, these shares of Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid for any purpose.

IN WITNESS WHEREOF, the Company has executed this certificate this     day of             , 20    .

MRC GLOBAL INC.

By:
Name:
Title:

By:
Name:
Title:

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION

These are shares of the Series A Convertible Perpetual Preferred Stock referred to in the within-mentioned Certificate of Designations.

Dated:

COMPUTERSHARE, INC., as Transfer Agent

By:
Authorized Signatory

REVERSE OF SECURITY

The Company will furnish without charge and upon written request to each Holder the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series A Convertible Perpetual Preferred Stock evidenced hereby to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

agent to transfer the shares of Series A Convertible Perpetual Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Preferred Stock Certificate)

Signature Guarantee:                                                      2

[2]	(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

EXHIBIT B

NOTICE OF CONVERSION

(To be Executed by the Holder in order to Convert the Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) shares of 6.50% Series A Convertible Perpetual Preferred Stock (the “Preferred Stock”) of MRC Global Inc. (the “Company”), represented by stock certificate No(s)              (the “Preferred Stock Certificates”), into shares of common stock (“Common Stock”) of the Company according to the conditions of the Certificate of Designations of the Preferred Stock (the “Certificate of Designations”). The Company will pay any documentary, stamp or similar issue or transfer tax on the issuance of the shares of Common Stock upon conversion of the Preferred Stock, unless the tax is due because the Holder requests such shares to be issued in a name other than the Holder’s name, in which case the Holder will pay the tax. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.

Number of shares of Preferred Stock to be converted:

Name or Names (with addresses) in which the certificate or certificate for any shares of Common Stock to be issued are to be registered:

Signature:

Name of registered Holder:

Fax No.:

Telephone No.:

EXHIBIT C

FUNDAMENTAL CHANGE REPURCHASE NOTICE

The undersigned hereby acknowledges receipt of a notice from MRC Global Inc. (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and specifying the Fundamental Change Repurchase Date and requests and instructs the Company to pay to the registered holder hereof in accordance with the Certificate of Designations the Fundamental Change Repurchase Price. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.

Number of shares of Preferred Stock to be repurchased:

Name or Names (with addresses) in which the certificate or certificate for any shares of Common Stock to be issued are to be registered:

Signature:

Name of registered Holder:

Fax No.:

Telephone No.: